                                                                    Exhibit 10.1

                               TRANSFER AGREEMENT

                                    BETWEEN

                            UCAR CARBON COMPANY INC.
                                   TRANSFEROR

                                      AND

                              UCAR GRAPH-TECH INC.
                                   TRANSFEREE





                                JANUARY 1, 2000

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE         1.      TRANSFER OF ASSETS AND SHARES
                        AND ASSUMPTION OF LIABILITIES                                       2
                1.1     Transfer of Assets                                                  2
                1.2     Excluded Assets                                                     4
                1.3     Other Transactions                                                  5
                1.4     Assignment of Assets                                                5
                1.5     Obtaining Permits and Licenses                                      7

ARTICLE         2.      CAPITALIZATION AND PAYMENT                                          8
                2.1     Capitalization                                                      9
                2.2     Valuation                                                           9

ARTICLE         3.      LIABILITIES, OBLIGATIONS, AND
                        INDEMNITIES                                                         9
                3.1     Liabilities of Transferor and Indemnification                       9
                3.2     Liabilities of Transferee and Indemnification                      11
                3.3     Indemnification Procedure                                          13

ARTICLE         4.      EMPLOYEES                                                          15
                4.1     Employment and Benefits                                            15
                4.2     Employees                                                          15

ARTICLE         5.      CLOSING                                                            16
                5.1     Closing                                                            16
                5.2     Transferor's Obligations and Closing Deliveries                    16
                5.3     Transferee's Obligations and Closing Deliveries                    17
                5.4     Recording of Documents                                             18

ARTICLE         6.      MONETARY ADJUSTMENTS AND
                        POST CLOSING OBLIGATIONS                                           18
                6.1     Taxes and Other Expenses                                           18
                6.2     Further Assurances                                                 20
                6.3     Records Retained by Transferor                                     20
                6.4     Access to Records by Transferor                                    21
                6.5     Preservation of Records                                            21
                6.6     Use of Trademarks and Transferor's Name                            22

ARTICLE         7.      BULK SALES LAW                                                     22


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

ARTICLE         8.      PUBLICITY; CONFIDENTIALITY                                         22
                8.1     Publicity                                                          22
                8.2     Confidentiality                                                    23

ARTICLE         9.      NOTICES                                                            23

ARTICLE         10.     MISCELLANEOUS                                                      24
                10.1    Binding Effect; Assignment                                         24
                10.2    Schedules                                                          24
                10.3    Counterparts                                                       25
                10.4    Article Headings                                                   25
                10.5    Waiver                                                             25
                10.6    Severability                                                       26
                10.7    Governing Law and Forum                                            26
                10.8    Entire Agreement                                                   26

SCHEDULES


                A       MACHINERY AND EQUIPMENT
                B       [OMITTED]
                C       TECHNOLOGY CONTRACTS
                D       [OMITTED]
                E       CONTRACTS
                F       PERMITS
                G       CLAIMS, SUITS, AND PROCEEDINGS
                H       LIABILITIES AND EXCLUDED LIABILITIES
                I       EMPLOYEES AND EMPLOYEE BENEFIT PLANS
                J       REAL PROPERTY

                               TRANSFER AGREEMENT

     AGREEMENT, made as of the 1st day of January, 2000, by and between UCAR Carbon Company Inc., a Delaware corporation with offices at 3102 West End Avenue, Nashville, Tennessee, 37203 ("Transferor"), and UCAR Graph-Tech Inc., Delaware corporation with offices at 11709 Madison Avenue, Lakewood, OH 44107 ("Transferee"),


                             W I T N E S S E T H :

     WHEREAS, Transferor has and is engaged in the worldwide natural, acid-treated and flexible graphite businesses, including, but not limited to, the development, production, manufacture, marketing, use, sale, distribution and servicing, throughout the world, of natural, acid-treated and flexible graphite products and related products made with natural graphite, as well as equipment used for the above-mentioned functions (the "Business"); and

     WHEREAS, by reason of the transfer of all of the issued and outstanding shares of capital stock of Transferee to Transferor in connection with the dissolution of Transferor's wholly owned subsidiary, UCAR Carbon Technology Corporation, Transferee is now a direct wholly owned subsidiary of Transferor; and

     WHEREAS, Transferee wishes to acquire, and Transferor is willing to transfer, assign and convey, or cause to be transferred, assigned and conveyed, all of its right, title, and interest in the Business, including the related assets held directly by Transferor; and

     WHEREAS, Transferor intends to implement this transfer in order to give the Business greater flexibility and authority to respond to changing markets and to give the

Transferee full accountability for financial and day-to-day operating performance of the Business; and

     WHEREAS, Transferor intends to transfer the Business to Transferee as a contribution to capital and Transferee intends to assume the liabilities of the Business in accord with Sections 351(a) and 357(a) of the Internal Revenue Code of 1986;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1 - TRANSFER OF ASSETS AND SHARES

1.1  Transfer of Assets.    Subject to the terms and conditions of this
Agreement, and except as otherwise provided in the Schedules and in Articles
1.2 and 1.5 hereof, at the Closing (as defined in Article 5 hereof), Transferor shall assign, transfer, convey and deliver to Transferee, and Transferee shall acquire and accept, or cause to be acquired and accepted, from Transferor all of Transferor's right, title and interest in and to all of the following assets (the "Assets"):

         (i) all fixtures, furnishings, furniture, office equipment and supplies, vehicles, tools, machinery and equipment, and other tangible personal property, including construction in progress (the "Machinery and Equipment"), used exclusively in the Business, as more fully described in Schedule A;

         (ii) all quantities of inventory, including raw materials, work-in-progress, finished goods, consigned inventories, stores and supplies (the "Inventory"), as set forth on the balance sheet of the Business as of January 1, 2000 attached as Exhibit A (the "Balance Sheet");



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         (iii)     all technical information, know-how and trade secrets,
         including, but not limited to, all notebooks, records, reports, data, documents, drawings, specifications, manuals, memoranda and computer programs, developed, licensed or otherwise acquired by Transferor, used primarily in the Business (the "Technology"); and all technology contracts, including patent licenses, related exclusively to the Business, including, without limitation, those listed in Schedule C attached hereto (the "Technology Contracts");

         (iv) all copyrights, and registrations and applications therefor, used exclusively in the Business (the "Copyrights");

         (v) all contracts (other than Technology Contracts), agreements, arrangements and/or commitments of any kind, to which Transferor is a party and which relate exclusively to the Business or the other Assets, including, without limitation, those listed in Schedule E attached hereto (the "Contracts");

         (vi) all regulatory licenses, permits, exemptions and approvals to which Transferor is a party and which relate exclusively to the Business or the other Assets, including, without limitation, those listed in Schedule F attached hereto (the "Permits");

         (vii) all accounts receivable of Transferor of any nature whatsoever, including, without limitation, accounts receivable from third parties, including employees and affiliates, and inter-division receivables, as shown on the Balance Sheet (the "Accounts Receivable");



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         (viii)    all customer and vendor lists relating exclusively to the
         Business, all files and documents (including credit information) relating to customers and vendors of Transferor who are customers and vendors exclusively of the Business, and all business and financial records, files, books and documents relating exclusively to the other Assets or the Business ("C/V Records");

         (ix) all claims, suits and proceedings in favor of Transferor to the extent, but only to the extent, that they relate exclusively to the Business or the other Assets, if any, including those claims listed on Schedule G attached hereto (the "Claims");

         (x) all parcels of owned real property (including all buildings, improvements, fixtures, equipment and structures located on such property and all appurtenances to such property) listed on Schedule J ("Real Property"); and

         (xi)      all cash as shown on the Balance Sheet.

     In addition, the parties agree as follows: (1) to the extent that customer and vendor lists of Transferor and related files and documents (including credit information) relate to both the Business and other businesses of Transferor, Transferor shall provide copies of, and Transferee shall have the right to use, such lists, files and information as necessary to conduct the Business consistent with past practices (and otherwise pursuant to such reasonable arrangements and restrictions as may be established by Transferor);
(2) to the extent that technical information, know-how and trade secrets, including, but not limited to, notebooks, records, reports, data, documents, drawings, specifications,



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manuals, memoranda and computer programs, developed, licensed or otherwise acquired by Transferor (including any of the same transferred to Transferor in connection with the liquidation of UCAR Carbon Technology Corporation), relate to both the Business and other businesses of Transferor (but are not included in the Technology), Transferor shall provide to Transferee copies of, and Transferee shall have the right to use, the same as necessary to conduct the Business consistent with past practices (and otherwise pursuant to such reasonable arrangements and restrictions as may be established by Transferor); and (3) to the extent that the Technology transferred hereunder or the Technology or Improvements as defined in and transferred to Transferee under the Intellectual Property Transfer Agreement described in the next paragraph relates to both the Business and other businesses of Transferor, Transferor shall retain copies of, and shall have the right to use, the same as necessary to conduct those businesses consistent with past practices (and otherwise pursuant to such reasonable arrangements and restrictions as may be established by Transferee). Nothing contained in the preceding clause (3) shall limit Transferor's obligation to deliver originals or copies of Business Records (as defined in and pursuant to Article 6) or under the comparable provisions of such Intellectual Property Transfer Agreement.

     The parties agree that the patents, patent applications, technical information, know-how and trade secrets to be transferred to Transferee, or which Transferee will be permitted to use, under this Agreement and the Intellectual Property Transfer Agreement dated as of December 28, 1999 between Transferee and UCAR Carbon Technology Corporation; including the Technology and the Improvements described in the preceding paragraph (collectively, the "Transferred Technology") include all of the same which



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are owned by Transferor and used in or related to, in a material respect, the
Business as currently conducted.

     Without limiting the rights of Transferee under clauses (1) and (2) of the second preceding paragraph, Transferor hereby covenants (x) not to assert against Transferee or its customers any patent or other intellectual property rights it now has so as to restrict or prevent Transferee from exploiting the Transferred Technology in the conduct of the Business or its customers from using products made or services provided by Transferee based on the Transferred Technology in the conduct of the Business and (y) not to enforce patent and intellectual property secrecy agreements existing on the date of the Closing between it and third parties against Transferee so as to restrict or prevent Transferee from using the Transferred Technology in the conduct of the Business. Transferee agrees to observe and be bound by such secrecy agreements (to the extent known to it) as if it were a party thereto. Without limiting the rights of Transferor under clause (3) of the preceding paragraph, Transferee hereby covenants (x) not to assert against Transferor or its customers any patent or other intellectual property rights it will obtain under this Agreement or such Intellectual Property Transfer Agreement in the Transferred Technology so as to restrict or prevent Transferor from exploiting its patents and technology existing at the date of Closing in the conduct of the businesses which it was conducting prior to the Closing or its customers from using products made or services provided by Transferor based on such patents and technology in the conduct of such businesses and (y) not to enforce patent and intellectual property secrecy agreements between it and third parties obtained by it thereunder against Transferor so as to restrict or prevent Transferor from using such patents and technology in the conduct of such businesses. Transferor agrees to observe and be bound by such secrecy agreements (to the extent known to it) as if it were a party thereto. The subsidiaries of



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Transferee, on the one hand, and UCAR international Inc. and it subsidiaries, including Transferor (other than Transferee and its subsidiaries), on the other hand, shall be beneficiaries of the rights under the covenants set forth above, respectively, and shall be caused by Transferee and Transferor, respectively, to observe the obligations under such covenants, respectively.

     The parties also agree (i) that the Transferred Technology together with the other assets to be transferred to Transferee under this Agreement and such Intellectual Property Transfer Agreement include all of the material assets used in the conduct of the Business as currently conducted and (ii) subject to the other provisions hereof, to take such further commercially reasonable actions as may be necessary to cause the agreement set forth in clause (i) of this sentence be true in all material respects.

1.2 Excluded Assets. The parties to this Agreement expressly understand and agree that Transferor is not assigning, transferring or conveying to Transferee any assets, rights or properties of Transferor not specifically referred to in Articles 1.1 and 1.3. Without limiting the foregoing, the following assets, rights and properties of Transferor (the "Excluded Assets") shall be specifically excluded from the transactions contemplated in this Agreement:

         (i) except as otherwise expressly provided herein, assets and properties reflected in the books and records of Transferor as the property of any division or department other than the Business;

         (ii) the capital stock owned or held by Transferor in any subsidiary or affiliate of Transferor.



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1.3  Other Transactions.    In addition to the transactions contemplated above,
the following acts or transactions shall also occur on or before the Closing:

     (a) Transferee and Transferor shall execute and deliver transitional and corporate support service agreements as necessary for the continued operation of the Business consistent with past practice, in forms reasonably acceptable to Transferee and Transferor (the "Service Agreements");

     (b) Transferee and Transferor shall execute and deliver a Tax Allocation Agreement, in a form reasonably acceptable to Transferee and Transferor, to provide for Transferee's payment of its appropriate share of the combined, consolidated and unitary federal and state income taxes of UCAR International Inc. (the parent of Transferor and Transferee), including the funding of estimated tax payments (the "Tax Allocation Agreement"); and

     (c) Transferor and Transferee shall execute and deliver the other Agreements provided for in Articles 4.1, 5.2 and 5.3.

1.4  Assignment of Assets.

     (a) Non-assignability. To the extent that any lease, contract, license, agreement, sales or purchase order, commitment, property interest, qualification or other asset described in Article 1.1 to be assigned, transferred or conveyed to Transferee, or any claim, right or benefit arising thereunder or resulting therefrom (collectively the "Interests"), is not capable of being assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto or any third person (including a government or governmental unit), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach



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thereof or a violation of any law, decree, order, regulation or other governmental edict or is not practicable because it relates to matters involving the Business or Assets together with other enterprises or assets of Transferor not being transferred to Transferee or with respect to Assets outside the United States because Transferee does not have a subsidiary or affiliate in the country in which such Assets are located, this Agreement shall not constitute an assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof, until such obstacles have been removed.

     (b) Transferor to Use Reasonable Efforts. Anything in this Agreement to the contrary notwithstanding, Transferor is not obligated to assign, transfer or convey to Transferee any of its rights in and to any of the Interests without first obtaining all necessary approvals, consents or waivers. Transferor shall use all reasonable efforts, and Transferee shall cooperate with Transferor, to obtain all necessary approvals, consents or waivers, or to resolve any impracticabilities of transfer referred to in Article 1.5(a), necessary to convey to Transferee each such Interest as soon as practicable; provided, however, that neither the Transferor, nor Transferee, shall be obligated to pay any consideration therefor (except for filing fees and other ordinary administrative charges which shall be paid by Transferee) to the third party from whom such approval, consent or waiver is requested.

     (c) If Waivers or Consents Cannot be Obtained. To the extent any of the approvals, consents or waivers referred to in Article 1.5(b) have not been obtained as of the Closing, or until the impracticabilities of transfer referred to in Article 1.5(a) are resolved, Transferor shall, during the remaining term of such Interest, use all reasonable efforts, with reasonable costs of Transferor related thereto to be promptly reimbursed by



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Transferee, to (i) obtain the consent of any such third party; (ii) cooperate with Transferee in any reasonable and lawful arrangement designed to provide the benefits of such Interest to Transferee so long as Transferee fully cooperates with Transferor in such arrangements; and (iii) enforce, at the request of Transferee and at the expense and for the account of Transferee, any rights of Transferor arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Transferee).

1.5 Obtaining Permits and Licenses. Transferee shall obtain, as of the Closing or as soon thereafter as practicable, all permits required by any governmental agency with respect to the Assets or the Business (including without limitation environmental and other operating permits), without any guaranty or liability of Transferor with respect thereto; provided, however, that Transferor will assign, transfer and convey to Transferee at the Closing those Permits which can be assigned without having to obtain the consent of any third party with respect thereto, and provided, further, that Transferor will cooperate with Transferee in obtaining any third party consents necessary to the assignment or transfer of any other Permits which are so assignable or transferable. Subsequent to Closing, to the extent permitted by law, Transferor shall have the right to cancel any permits, licenses, exemptions, approvals, bonds, guarantees or undertakings by Transferor now applicable to the Assets or the Business to the extent such is not so assigned or transferred to Transferee pursuant to this Article 1.6; provided, however, that Transferor agrees to maintain at Transferee's expense any such permits, licenses, exemptions, approvals, bonds, guarantees or undertakings for up to six (6) months after Closing or until expired, which occurs first, so long as Transferee diligently exerts all



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reasonable efforts to obtain the necessary consents of third parties for such assignment or transfer to Transferee or new permits, bonds, guarantees or undertakings prior to that time, whichever is applicable. The failure of Transferor to cancel any permits, licenses, bonds, guarantees or undertakings shall not affect the respective rights, obligations and liabilities of Transferor and Transferee under this Agreement. Transferee shall assume, or reimburse Transferor for, all costs associated with assignments or transfer of Permits and the cost of any bonds which cannot be cancelled for as long as they remain outstanding.

ARTICLE 2 - CAPITALIZATION AND VALUATION

2.1 Capitalization. Transferor's subsidiary, UCAR Carbon Technology Corporation, was the sole stockholder of Transferee, holding one hundred (100) shares of Transferee's voting common stock, $0.01 par value, which shares are fully paid and non-assessable and which constitute all the issued and outstanding shares of Transferee's capital stock. All of the issued and outstanding shares of Transferee's capital stock were transferred to Transferor on December 28, 1999. The transfer of the Assets and the Business shall be an additional contribution to the capital of Transferee.

2.2 Valuation. The parties agree that, for book and financial reporting purposes, the value of the Assets transferred to Transferee hereunder shall be deemed to be the sum, as of the date of the Closing, of the aggregate net book value of all Assets.

ARTICLE 3 - LIABILIITES, OBLIGATIONS AND INDEMNITIES

3.1 Liabilities of Transferor and Indemnification. Transferor shall indemnify and hold harmless Transferee and its successors and assigns from and against any and all damages, claims, losses, liabilities and expenses (excluding legal, accounting and similar



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


expenses), which arise out of any Excluded Liability (as defined herein). In case any event shall occur which would otherwise entitle Transferee to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by Transferee to the extent of any proceeds received by Transferee or any of its subsidiaries from any third party insurance policy (which are non-reimbursable by Transferee or any of its subsidiaries pursuant to any self-insurance program of Transferee or its subsidiaries) with respect thereto, to which policies the parties agree to resort prior to making a claim hereunder.

3.2  Liabilities of Transferee and Indemnification.

     (a) Upon, from and after the Closing, Transferee shall, without any further responsibility or liability of, or recourse to, Transferor, or any direct or indirect affiliate or subsidiary of Transferor (other than Transferee and its subsidiaries) or any of their directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and be solely liable and responsible for any and all claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements or judgements of any kind or nature whatsoever, excluding only those for which Transferor is responsible under
Article 3.1, that are or are alleged to be related to, arising from or associated with the ownership, use, possession, operation or conduct of the Business or the Assets before or after the Closing, regardless of when they arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the



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Closing, and regardless of where or against whom asserted or determined or whether asserted or determined prior or subsequent to the Closing, and regardless of whether referred to or provided for in the Balance Sheet and regardless of whether or not known or unknown, fixed or contingent, asserted or unasserted, or whether arising from or alleged to arise from negligence, recklessness, violation of law, representation or misrepresentation by Transferor or its subsidiaries or affiliates (in each case, other than Transferee and its subsidiaries) or their respective directors, officers, employees or agents, including without limitation any and all those with respect to environment, health, safety, personal injury, property damage, employment, claims arising out of contracts, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, or any other alleged or actual breach or violation of any obligation or other requirement (collectively, the "Business Liabilities"). Transferee shall irrevocably indemnify and hold harmless Transferor, the direct or indirect affiliates and subsidiaries of Transferor (other than the Transferee and its subsidiaries) and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns from and against any and all Business Liabilities (including without limitation reasonable fees and expenses of counsel) of whatever kind and nature. "Excluded Liabilities" shall mean: (i) liabilities which arise out of any violation of this Agreement by Transferor; (ii) liabilities (other than Business Liabilities) which arise out of any past or present business or activity of the Transferor or its affiliates or subsidiaries (other than Transferee and its subsidiaries); (iii) liabilities with respect to which, but only to the extent that, any proceeds are received by Transferor or any of its affiliates or subsidiaries (other than Transferee and its



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


subsidiaries) from any third party insurance policy (and are non-reimbursable by Transferor or any of its affiliates or subsidiaries pursuant to its or their self-insurance program), to which policies the parties agree to resort prior to making a claim hereunder; (iv) those tax liabilities for which Transferor is responsible under Article 6.1; and (v) those other liabilities listed in Schedule H attached hereto.

     (b) Transferee hereby assumes all debt, obligations and liabilities listed on the Balance Sheet.

     (c) Transferee shall indemnify and hold harmless Transferor and its successors and assigns from and against any and all damages, claims, losses, liabilities and expenses (excluding legal, accounting and similar expenses) which arise out of any violation of this Agreement by Transferee.

3.3  Indemnification Procedure.

     (a) The party entitled to indemnification hereunder (the "Indemnitee") shall promptly notify the party liable for such indemnification (the "Indemnitor") in writing upon obtaining knowledge of any damage, claim, loss, liability or expense (a "Claim") which the Indemnitee has determined has given or could give rise to a claim under Articles 3.1 or 3.2 hereof (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall specify in reasonable detail the nature and any particulars of any such Claim. The Indemnitor shall satisfy its obligations under Articles 3.1 or 3.2, as the case may be, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a Claim pursuant to paragraph (b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.



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


     (b) With respect to any third party claim, demand, suit or action which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such claim, demand, suit or action with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit or action, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit or action, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnitor, including, without limitation, legal expenses, disbursements, and all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

     (c) The Indemnitor shall not settle any such action, claim, suit or demand without the written consent of the Indemnitee. Consent shall not be unreasonably withheld or delayed, except that a party may withhold or delay consent if the settlement does not provide for a complete release of the Indemnitee without any requirement for it to make payments or incur additional liabilities, obligations or burdens. In the event the



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


Indemnitee unreasonably withholds or delays consent to a settlement, the Indemnitee will thereupon assume the defense of such action, claim, suit or demand for its own account and the Indemnitor shall be released from all liability with respect to such action, claim, suit or demand except that the Indemnitor shall remain liable with respect thereto to the extent (but only to the extent) of the obligations, liabilities or burdens it would have had under the settlement as to which the Indemnitee unreasonably withheld or delayed consent.

ARTICLE 4 - EMPLOYEES

4.1 Employment and Benefits. Transferee will accept the transfer of employment of all the employees of Transferor associated with the Business and located at Transferor's Lakewood, Ohio facility and those identified in the Parma, Ohio facility as set forth on Schedule I attached hereto, with such changes, deletions or additions thereto as may occur from the date thereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Employees"). Any Employees subject to a legal impediment to transfer will be seconded by Transferor to Transferee at cost, and will be transferred at the expiration or removal of such legal impediment. Effective from and after the Closing, Transferee and its subsidiaries in the U.S. shall participate in, and Transferee hereby adopts, the UCAR Carbon Retirement Program (the "Program"), the UCAR Carbon Savings Plan (the "Plan") and the other benefit plans of Transferor or its parent, UCAR International Inc., listed on Schedule I, on the same basis as other participating subsidiaries of UCAR International Inc., until such time as: (i) either Transferee or Transferor elect to terminate such participation; (ii) such Program, Plan or other plan is terminated or modified so as to prohibit, specifically or otherwise, such participation or (iii) UCAR International Inc. ceases to own, directly or indirectly, more than 80% of the then outstanding voting stock of Transferee (unless Transferor thereafter affirmatively consents to the continued participation of Transferee), whichever is earlier.

     Transferee and its participating subsidiaries hereby agree to be, and from and after the Closing shall continue to be, (i) jointly and severally liable with Transferor and its other participating subsidiaries and affiliates for all benefits owed to participants under the Program and the Plan and (2) except as otherwise expressly provided in the Services Agreement, solely liable and responsible for all benefits owed to its employees and retirees, and their beneficiaries, under such plans. The parties agree that all employees of Transferor who retired from the Business after January 1, 1990 (approximately 20 employees), and employees of Transferee and its subsidiaries (including the Employees) who retire after the Closing, shall be considered retirees of Transferee for all purposes (including, but not limited to, funding obligations and administration of benefits) under the Program, the Plan and such plans.

     The parties agree that the Services Agreement shall, among other things, provide for the administration of such assets allocable to Employees, and the administration of such participation, in the Program, the Plan and such plans and the method for funding the obligations of Transferee and its participating subsidiaries thereunder (including but not limited to funding accrued but unfunded employee benefits, severance benefits and post-retirement benefits).

4.2 Employment Contracts. The parties agree that there are no agreements with labor unions or associations representing Employees. Effective as of Closing, Transferee will assume all employment and consulting agreements and contracts with Employees in lieu of Transferor.

ARTICLE 5 - CLOSING

5.1 Closing. The closing of the transactions contemplated under this Agreement shall take place at the offices of Transferor located at 3102 West End Avenue, Nashville, Tennessee 37203, on December 31, 1999, or at such other time and place as Transferee and Transferor may mutually agree in writing and shall be deemed effective as of 12:01 A.M. on January 1, 2000 (such time being referred to herein as the "Closing"); provided, however, that the time of the Closing shall be extended at the request of either Transferee or Transferor. The parties agree that, if the Closing does not take place on January 1, 2000, Transferor will operate the Business for the benefit and at the risk of the Transferee and that the Transferee shall have assumed all of the benefits and burdens of ownership during the period from and including January 1, 2000 through and including the actual day of Closing. In all events January 1, 2000 will be the effective and deemed Closing, and for all purposes of this Agreement all references to the Closing shall mean January 1, 2000.

5.2 Transferor's Obligations and Closing Deliveries. At the Closing, Transferor shall deliver, or cause to be delivered, to Transferee, duly executed as necessary:

     (a) A Lease Agreement for the real property and building located in Lakewood, Ohio, also and more commonly known as Factory "A", in a form reasonably acceptable to Transferee and Transferor.

     (b) All necessary Bills of Sale and Assignments with respect to the Machinery and Equipment, Inventory, Accounts Receivable, Technology, C/V Records and Claims.

     (c) All necessary Assignment and Assumptions or Novations with respect to the Technology Contracts.

     (d)      All necessary Copyright Assignments.

     (e) All necessary third party consents contemplated by Articles 1.4 and 1.5.

     (f) All necessary Assignment and Assumptions or Novations with respect to the Contracts.

     (g) All necessary Assignments or Assignment and Assumptions with respect to the Permits.

     (h) One certified copy of the resolutions of Transferor's Board of Directors evidencing the authorizations for this transaction.

     (i)      The Service Agreements.

     (j)      The Tax Allocation Agreement.

     (k)      One fully executed and recordable Quit Claim Deed for the Real
              Property.

5.3 Transferee's Obligations and Closing Deliveries. At the Closing, Transferee shall deliver, or cause to be delivered, to Transferor, duly executed as necessary:

     (a) Each Assignment, Assignment and Assumption, Novation and Agreement previously delivered hereunder by Transferor.

     (b) One certified copy of the resolutions of Transferee's Board of Directors evidencing the authorizations for this transaction.

5.4  Recording of Documents.     Transferee shall be responsible, at
Transferee's expense, for the filing or recording of the Deeds, Assignments, Assignment and Assumptions, Novations, Agreements and other instruments or documents delivered by Transferor hereunder, and for the preparation and recording of such additional assignments, instruments or documents as may be necessary or appropriate to perfect Transferee's title to or interest in the Assets.

ARTICLE 6 - MONETARY ADJUSTMENTS AND POST CLOSING OBLIGATIONS

6.1  Taxes and Other Expenses.

     (a) Transferee is responsible for any taxes (including, without limitation, income, payroll, real and personal property, gross receipts, sales, use, franchise, and stamp taxes) imposed by any Federal, state or local government or other tax authority in the U.S., or by any foreign government or any subdivision or taxing authority thereof, and other fees or charges (including, without limitation, rents, general and special assessments, street surfacing and other municipal charges, and fuel, water, sewer, electrical and other utility charges, and documentation, licenses and registration fees), together with any interest or penalties thereon ("Taxes and Other Charges"), which are attributable to operation of the Business or to operation and ownership of the Assets. If Transferor shall have paid any Taxes or Other Charges for which Transferee is responsible as aforesaid, appropriate adjustment will be made at the Closing if possible or as promptly as practicable thereafter.

     (b) Transferee shall be liable for all sales, use, transfer, conveyance, bulk transfer, business and occupation, value added or gross income taxes, or other taxes, duties, excises or governmental charges (the foregoing are hereinafter referred to as

"Transactional Taxes") imposed by any taxing jurisdiction with respect to the transfer or assignment of the Assets or otherwise on account of this Agreement or the transactions contemplated herein, except as otherwise provided in the Tax Allocation Agreement or Article 3.1 and except that, notwithstanding anything contained in the Tax Allocation Agreement or Article 3.1 to the contrary, Transferee shall not be responsible for any tax on or measured by net income of Transferor or its parent, UCAR International Inc., attributable solely to (i) the contribution of assets to, or the assumption of liabilities by, Transferee by or from Transferor or its subsidiaries (other than Transferee and its subsidiaries), (ii) the transfer of capital stock by UCAR International Inc. or its subsidiaries (other than Transferee and its subsidiaries) or (iii) the restructuring of or other transactions involving UCAR International Inc. or its subsidiaries (other than Transferee and its subsidiaries). Transferee shall provide Transferor with appropriate exemption certificates or direct pay certificates where possible, or shall promptly pay and discharge any such Transactional Taxes for which Transferee is responsible. The foregoing notwithstanding, in the event Transferor shall be required to pay any Transactional Taxes for which Transferee is responsible, Transferee shall promptly reimburse Transferor therefor. In the event any taxing jurisdiction subsequently determines that any additional Transactional Taxes for which Transferee is responsible (including interest or penalties thereon) shall be due, Transferee shall indemnify and hold Transferor harmless therefrom pursuant to Article 3.2.

     (c) In addition to any obligations of the parties under the Tax Allocation Agreement, Transferor and Transferee shall cooperate regarding the filing of any tax returns (including Federal, state, local and foreign income and other tax returns) that cover a period which includes the date of Closing; provided, however, that property tax returns will be filed by the party which owns the property subject to the return on the assessment date, but responsibility for the tax amount will be determined pursuant to Articles 6.1 (a) and 6.1(b) and the Tax Allocation Agreement.

     (d) Transferee shall be liable for all title opinions, title insurance, recording fees, surveys, notarial fees, and other fees and costs arising out of the transfer or assignment of the Assets, or otherwise on account of this Agreement or the transactions contemplated herein. Transferee shall promptly pay and discharge the costs of such items and shall promptly reimburse Transferor for any amounts Transferor may have expended on such items.

6.2 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, but in all cases at Transferee's sole cost and expense, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

6.3 Records Retained by Transferor. The parties agree that, except as may otherwise be provided in this Agreement, Transferor shall transfer and deliver to Transferee after the Closing all data, records and other information which pertain exclusively to the Business, the Assets or its employees, including the Employees (with the exception of (i) those created for this transaction and (ii) those required to enable Transferor and its affiliates and subsidiaries (other than Transferee and its subsidiaries) to perform their obligations under the Service and other Agreements contemplated hereby which shall be so transferred and delivered after such obligations terminated), including, without limitation, tax records and personnel records (all of the foregoing being hereinafter called "Business Records"). To the extent that the original copies of any such Business Records also contain information relating to UCAR International Inc. or any of its affiliates or subsidiaries (other than Transferee and its subsidiaries), Transferor may transfer and deliver to Transferee copies deleting such information but shall not destroy the original Business Records (except in accordance with normal records retention policies) or otherwise take action to make such original Business Records unavailable to Transferee. Any Business Records which Transferor requires in connection with pending or threatened litigation or tax examination or audit, or which are otherwise subject to Hold Orders as provided in Transferor's records retention policy manual, may be retained by Transferor and copies thereof delivered to Transferee.

6.4 Access to Records by Transferor. In addition to any obligations of the parties under the Service and other Agreements contemplated hereby, following the Closing, Transferee shall give to Transferor and its authorized representatives full access, during regular business hours, to the records described in Article 6.5 and to any and all of its premises, properties, contracts, books, records and data related to the Business, the Assets and its employees, including the Employees, and will cause its officers, directors and employees to furnish to Transferor, without compensation therefor, any and all data and information pertaining thereto or to the Assets, the Business or such employees or the use, operation or disposition thereof that Transferor shall from time to time request, including requests for information to enable Transferor to file Federal, state, local or foreign income or other tax returns, comply with orders or agreements, complete financial statement and internal control reviews and audits, or pursue or defend any pending or threatened litigation or tax examination or audit. Notwithstanding the foregoing, Transferee is not required to give Transferor access to such records, premises, properties, contracts, books, data or information listed above, to the extent that it relates to events occurring after UCAR International Inc. ceases to directly or indirectly own or hold a majority of the then outstanding common stock of Transferee or its successors. References in this Section 6.4 to Transferor include UCAR International Inc. and its subsidiaries (other than Transferee and its subsidiaries).

6.5 Preservation of Records. Transferee agrees that it shall preserve and keep the records of Transferor delivered to it hereunder for the period from and after the Closing prescribed by the Transferor's record retention policy in effect at the Closing or by any government agency or for so long as may be requested in connection with any matter mentioned in Article 6.4, whichever is longer. In the event Transferee wishes to destroy such records after that time, Transferee shall first give ninety (90) days prior written notice to Transferor and Transferor shall have the right at its option and expense, upon prior written notice given to Transferee within said ninety (90) day period, to take possession of said records within one hundred and eighty (180) days after the date of Transferor's notice to Transferee hereunder.

6.6 Use of Trademarks and Transferor's Name. Transferor recognizes that certain Inventory and labels and containers therefor, as well as promotional material relating to such Inventory ("existing supplies"), being conveyed to Transferee under this Agreement will bear the trademarks UCAR or UCAR Carbon Company which, by themselves, are not being assigned to Transferee. Transferor agrees that Transferee will be permitted to sell such existing supplies. Upon depletion of such existing supplies, Transferee will identify itself as the source of products made by or for Transferee.

ARTICLE 7- BULK SALES LAW

7.1 Transferee hereby waives compliance by Transferor with any bulk sales law which may be applicable.

ARTICLE 8 - PUBLICITY; CONFIDENTIALITY

8.1 Publicity. Transferee agrees that no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement, or the transactions contemplated hereby, shall be issued without the advance written approval of Transferor.

8.2 Confidentiality. Except as otherwise permitted by the Services or other Agreements contemplated hereby, each party hereto agrees to (and agrees to cause its subsidiaries and affiliates to ) refrain from using in any manner, and use its best efforts (consistent with past practices of Transferor) to keep confidential, any and all information and data concerning the business and affairs of the other party or its subsidiaries or affiliates which it has received or receives hereunder or under the Services or other Agreements contemplated hereby, except to the extent that such party or its subsidiaries or affiliates can demonstrate that the information or data (a) is generally available to the public as evidenced by prior written publication through no act or failure to act by it or its subsidiaries or affiliates, (b) is developed independently of such information by the party or its subsidiaries or affiliates as evidenced by written documentation or (c) is subsequently disclosed to it or its subsidiaries or affiliates on a non-confidential basis by a third party not having a confidential relationship with the other party or its subsidiaries or affiliates with respect to such information or data. Notwithstanding the foregoing, each of the parties hereto or its subsidiaries or affiliates shall be free to disclose any such information or data to the extent, but only to the extent, (a) required by applicable law, (b) necessary or appropriate in connection with tax filing and reporting, financial statement and internal control reviewing, public company reporting and credit facility reporting, (c) necessary or appropriate in connection with debt or equity financing or business combination activities or (d) during the course of or in connection with any litigation, governmental investigation, arbitration or other proceeding based upon or in connection with (x) the subject matter of this Agreement or (y) the exercise of rights or enforcement of obligations involving third parties. Prior to any disclosure of trade secrets pursuant to the preceding sentence, the disclosing party shall be required to give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such party, to use its best efforts to obtain a protective order or similar protection for such other party. For purposes of this Article 8 only, references to "party" in the context of Transferor shall mean UCAR International Inc. and neither Transferee nor its subsidiaries shall be deemed to be subsidiaries or affiliates of UCAR International Inc.

ARTICLE 9- NOTICES

9.1 Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent (i) postage prepaid by registered or certified mail - return receipt requested, (ii) by telex, or (iii) by reputable overnight courier, to the respective parties as set forth below, or to such other address as any party may notify the other of in writing:

if to Transferor, to:  UCAR Carbon Company Inc.
                       3102 West End Avenue, Suite 1100
                       Nashville, Tennessee  37203
                       Attention:  President
                       with a copy to General Counsel

if to Transferee, to:  UCAR Graph-Tech Inc.
                       11709 Madison Avenue
                       Lakewood, Ohio  44107
                       Attention:  President

ARTICLE 10 - MISCELLANEOUS

10.1 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than an Indemnitee under Article 3. No assignment of this Agreement, or of any rights or obligations hereunder, may be made by either party hereto without the prior written consent of the other party hereto; provided, however, that no such consent shall be required with respect to an assignment in connection with
(i) an internal restructuring or realignment of businesses or subsidiaries of UCAR International Inc. or Transferee; (ii) a pledge of assets as collateral security for a bona fide debt financing or credit facility (and foreclosure thereon) or (iii) a sale or other transfer of all or a majority of the assets or business of UCAR International Inc. or Transferee. Any attempted assignment without the required consent shall be void.

10.2 Schedules. All Schedules and Exhibits attached hereto, and the instruments, documents and Agreements to be delivered hereunder ("Items"), are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Items shall be deemed to refer to and include all of said Items.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

10.4 Headings. The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

10.5 Waiver. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant or warranty contained in this Agreement.

10.6 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable in any jurisdiction for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect; provided, however, that Transferor shall have no obligation to consummate the transactions contemplated hereby if the provision being reformed or severed affects the consideration for the Assets as provided in Article 2 hereof. Such occurrence shall not have the effect of rendering the provision in question invalid or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering invalid or unenforceable any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

10.7 Governing Law and Forum. This Agreement shall be governed by and construed in all respects under the laws of the State of Delaware, without reference to its conflicts of laws rules or principles. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located within the State of Delaware as provided by law; and the parties consent to the jurisdiction of said court or courts located within the State of Delaware, and to service of process by registered mail, return receipt requested, or by any other manner provided by Delaware law.

10.8 Entire Agreement. This Agreement and all the Schedules and Exhibits attached hereto, and all other instruments, documents and Agreements to be delivered hereunder, constitute the entire understanding of the parties hereto concerning the subject matter hereof, and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. Transferee disclaims reliance upon any representations, warranties or guarantees, either express or implied, by Transferor, its employees or agents. No modification of this Agreement or waiver of any terms, conditions or rights hereunder will be binding upon any party unless signed in writing by an authorized representative of such party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                              UCAR CARBON COMPANY INC.

                              By: /s/
                                  --------------------
                              Title:
                                     -----------------


                              UCAR GRAPH-TECH INC.

                              By: /s/
                                  --------------------
                              Title:
                                     -----------------

                                  SCHEDULE  A
                            MACHINERY AND EQUIPMENT

                                  SCHEDULE  B
                                   [OMITTED]

                                  SCHEDULE  C
                              TECHNOLOGY CONTRACTS

                                  SCHEDULE  D
                                   [OMITTED]

                                  SCHEDULE  E
                                   CONTRACTS

                                  SCHEDULE  F
                                    PERMITS

                                  SCHEDULE  G

                        CLAIMS/LAWSUITS, AND proceedings

1. General Packing SRL vs. UCAR Carbon Company Inc. filed in the Court of Milan, Italy.

2. Any claims against third parties, including claims for workers compensation, specifically associated with any Employees.

                                  SCHEDULE  H

                          LIABILITIES RETAINED BY UCAR

         1. Any and all claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements or judgements of any kind or nature, that are or are alleged to be related to, arising from or associated with the use or ownership of the real property to be leased to Transferee pursuant to Section 5.2(a), or the conduct of business thereon (other than those which arise from, relate to or are associated with the use or ownership of the Assets or the conduct of the Business, whether before or after the Closing), regardless of when they arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing, and regardless of where or against whom asserted or determined or whether asserted or determined prior or subsequent to the Closing, and regardless of whether referred to or provided for in the Balance Sheet and regardless of whether or not known or unknown, fixed or contingent, asserted or unasserted, or whether arising from or alleged to arise from negligence, recklessness, violation of law, representation or misrepresentation, including without limitation any and all liabilities with respect to environment, health, safety, personal injury or property damage.

                                  SCHEDULE  I
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         A.      Pension Plans

                 -    Qualified Plans:
                 -    UCAR Carbon Retirement Plan
                 -    UCAR Carbon Savings Plan

                 -    Non-Qualified Plans:
                 -    UCAR Carbon Supplemental Retirement Income Plan
                 -    UCAR Carbon Enhanced Retirement Income Plan
                 -    UCAR Carbon Equalization Benefit Plan

         B.      Savings Plans

                 -    UCAR Carbon Savings Plan


         C.      Medical Plans (including Retiree Medical Plans)

                 -    UCAR Carbon Medical Plan
                 -    UCAR Carbon Retiree Medical Plan
                 -    UCAR Carbon Medicare Supplement Plan

         D.      Dental Plans

                 -    UCAR Carbon Dental Assistance Plan

                                  SCHEDULE  I
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         E.      Life Insurance/Disability Plans

                 -    UCAR Carbon Basic Life Insurance Plan
                 -    UCAR Carbon Long Term Disability Plan
                 -    UCAR Carbon Business Travel Accident Plan

         F.      Other Welfare Plans

                 -    UCAR Carbon Employee Assistance Program
                 -    UCAR Educational Refund Program
                 -    UCAR Carbon Cafeteria Plan
                 -    UCAR Health and Dependent Care Reimbursement Account Plan
                 -    UCAR Student Loan Program


         G.      Corporate Relocation Services

                 -    Corporate Homesale Agreement (Prudential Relocation
                             Management, Inc.)
                 -    Relocation Consulting Services Agreement
                 -    Prudential Mortgage Services Agreement

         H.      Other Plan

                 -    Management Incentive Plan
                 -    Financial Counseling Program
                 -    Global Incentive Plan

                                  SCHEDULE  J

                                 REAL PROPERTY

(The building formerly known as the "CLF" building and associated land located in Parma, Ohio, as described below)

LEGAL DESCRIPTION

A PARCEL OF LAND SITUATED IN THE CITY OF PARMA, COUNTY OF CUYAHOGA, STATE OF OHIO AND KNOWN AS BEING PART OF SUBLOT NO. 2 IN THE UNION CARBIDE SUBDIVISION NO. 2 OF THAT PART OF ORIGINAL PARMA TOWNSHIP LOT NO. 26, TUCKERMAN TRACT, AS RECORDED IN VOLUME 207 OF MAPS, PAGE 25 OF THE CUYAHOGA COUNTY RECORDS. SAID PARCEL OF LAND IS MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING ON THE CENTERLINE OF CHEVROLET BOULEVARD, FORMERLY STUMPH ROAD (80 FEET WIDE) AT THE NORTHEASTERLY CORNER OF SAID SUBLOT NO. 2. SAID POINT ALSO BEING THE NORTHEASTERLY CORNER OF SAID ORIGINAL PARMA TOWNSHIP LOT NO. 26, TUCKERMAN TRACT:
THENCE N.89degrees19'29"W. ALONG THE NORTH LINE OF SAID SUBLOT NO. 2 A DISTANCE OF 943.38 FEET, PASSING A FOUND IRON PIN AT 40.00 FEET, TO A SET IRON PIN AND CAP AND THE POINT OF BEGINNING OF HEREIN DESCRIBED PARCEL OF LAND;
THENCE S.0degrees48'56"W., 785.70 FEET TO THE CENTERLINE OF SNOW ROAD (80 FEET
WIDE), PASSING A FOUND IRON PIN AT 745.70 FEET IN THE NORTH RIGHT-OF-WAY LINE OF SAID SNOW ROAD;
THENCE N.89degrees26'14"W. ALONG SAID CENTERLINE OF SNOW ROAD 554.09 FEET, PASSING A FOUND IRON PIN MONUMENT AT 230.82 FEET;
THENCE N.0degrees48'56"E., 748.79 FEET, PASSING A SET IRON PIN AND CAP AT 40.00 FEET IN THE NORTH RIGHT-OF- WAY LINE OF SAID SNOW ROAD, TO A SET IRON PIN AND CAP;
THENCE S.89degrees19'29"E., 130.01 FEET, TO A SET IRON PIN AND CAP;
THENCE N.0degrees48'56"E., 38.00 FEET TO A SET IRON PIN AND CAP IN THE NORTH LINE OF SAID SUBLOT NO. 2;
THENCE S.89degrees19'29"E. ALONG THE NORTH LINE OF SAID SUBLOT NO. 2 A DISTANCE OF 424.07 FEET TO THE POINT OF BEGINNING.

SAID PARCEL OF LAND CONTAINS 9.888 GROSS ACRES OF LAND INCLUDING 0.509 ACRES WITHIN THE SNOW ROAD RIGHT-OF-WAY LEAVING 9.379 NET ACRES OF LAND.

SAID PARCEL OF LAND IS ALSO SUBJECT TO A UTILITY EASEMENT TO THE UCAR CARBON COMPANY, INC. AND IS DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID PARCEL OF LAND;
THENCE S.0degrees48'56"W. ALONG THE EAST LINE OF SAID PARCEL OF LAND 80.00FEET; THENCE N.89degrees19'29"W., 140.00 FEET;
THENCE N.0degrees48'56"E., 15.00 FEET;
THENCE N.89degrees19'29"W., 414.08 FEET TO THE WEST LINE OF SAID PARCEL OF LAND; THENCE N.0degrees48'56"E. 27.00 FEET ALONG SAID WEST LINE TO A SET IRON PIN AND CAP;
THENCE S.89degrees19'29"E., 130.01 FEET, TO A SET IRON PIN AND CAP;
THENCE N.0degrees48'56"E., 38.00 FEET TO A SET IRON PIN AND CAP IN THE NORTH LINE OF SAID SUBLOT NO. 2;
THENCE S.89degrees19'29"E. ALONG THE NORTH LINE OF SAID SUBLOT NO. 2 A DISTANCE OF 424.07 FEET TO THE POINT OF BEGINNING.

SAID EASEMENT CONTAINS 0.762 ACRES OF LAND MORE OR LESS.





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